UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re		:
		:	Chapter 11
NRG ENERGY, INC., et al.		:
	Debtors.	:	Case No. 03-13024 (PCB)
x
(Jointly Administered)
THIS PLAN APPLIES TO:
	All Debtors	X	NRG Power Marketing Inc.
X	NRG Energy, Inc.	X	NRG Capital LLC
	Arthur Kill Power LLC	X	NRG Finance Company I LLC
	Astoria Gas Turbine Power LLC		NRG Central U.S. LLC
	Berrians I Gas Turbine Power LLC		NRG Eastern LLC
	Big Cajun II Unit 4 LLC	X	NRGenerating Holdings (No. 23) B.V.
	Connecticut Jet Power LLC		NRG New Roads Holdings LLC
	Devon Power LLC		NRG Northeast Generating LLC
	Dunkirk Power LLC		NRG South Central Generating LLC
	Huntley Power LLC		Oswego Harbor Power LLC
	Louisiana Generating LLC		Somerset Power LLC
	Middletown Power LLC		South Central Generation Holding LLC
	Montville Power LLC		Norwalk Power LLC
	Northeast Generation Holding LLC		NRG McClain LLC

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP Citigroup Center 153 East 53rd Street New York, New York 10022-4675 Telephone: (212) 446-4800 Facsimile: (212) 446-4900 Counsel to the Debtors and Debtors in Possession

Dated: September    , 2003

TABLE OF CONTENTS

		Page

ARTICLE I. DEFINITIONS AND CONSTRUCTION OF TERMS		1
1.1	Definitions	1
1.2	Interpretation; Application of Definitions and Rules of Construction	1
ARTICLE II. DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN		1
2.1	New NRG Senior Notes	1
2.2	New NRG Common Stock	1
2.3	Xcel Note	1
2.4	Exit Facility	2
ARTICLE III. TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, PRIORITY TAX CLAIMS AND CONVENIENCE CLAIMS		2
3.1	Administrative Expense Claims	2
3.2	Professional Compensation and Reimbursement Claims; Fee Applications	2
3.3	Priority Tax Claims	2
3.4	Convenience Claims	2
ARTICLE IV. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS AND VOTING RIGHTS		3
4.1	Summary	3
4.2	Payment of Interest	5
4.3	Allowance of Bank Group and Note Claims	5
4.4	Timing of Payments and Distributions	5
4.5	Class 1 - Unsecured Priority Claims	5
4.6	Class 2 - Convenience Claims	5
4.7	Class 3 - Secured Claims against Noncontinuing Debtor Subsidiaries	6
4.8	Class 4 - Miscellaneous Secured Claims	6
4.9	Class 5 - NRG Unsecured Claims, Including NRG Terminated Guaranty Claims	6
4.10	Class 6 - PMI Unsecured Claims	7
4.11	Class 7 - Unsecured Noncontinuing Debtor Subsidiary Claims	7
4.12	Class 8A - NRG Cancelled Intercompany Claims	7
4.13	Class 8B - NRG Reinstated Intercompany Claims	8
4.14	Class 9 - NRG Old Common Stock	8
4.15	Class 10 - PMI Old Common Stock	8
4.16	Class 11 - Securities Litigation Claims	8
4.17	Class 12 - Noncontinuing Debtor Subsidiary Common Stock	8
ARTICLE V. NRG REALLOCATION PROCEDURES		8
5.1	Reallocation Procedures	8
ARTICLE VI. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS		10
6.1	Voting of Claims and Equity Interests	10
6.2	Procedural Consolidation	10
6.3	Elimination of Vacant Classes	10
6.4	Nonconsensual Confirmation	10
6.5	Method of Distributions Under the Plan	10
6.6	Objections to and Resolution of Administrative Expense Claims and Claims	11
6.7	Payment of Other Fees	11
6.8	Cancellation of Existing Securities and Agreements	12

i

TABLE OF CONTENTS (Cont’d)

ii

TABLE OF CONTENTS (Cont’d)

Exhibit A — Term Sheet
Exhibit B — Plan Support Agreement
Exhibit C — Schedule of NRG Public Notes
Exhibit D — Separate Bank Release Agreement
Exhibit E — Schedule of NRG FinCo Assets
Exhibit F — Schedule of Definitions
Exhibit G — Schedule of Guaranty Obligations [INTENTIONALLY OMITTED]
Exhibit H — Schedule of Reinstated Guaranty Obligations
Exhibit I — Xcel Settlement Agreement
Exhibit J — Schedule of Global Bank Steering Committee
Exhibit K — Schedule of NRG Undetermined Guaranty Obligations
Exhibit L — Schedule of Cancelled Intercompany Claims
Exhibit M — Schedule of Reinstated Intercompany Claims
Exhibit N — Release-Based Amount Agreement

iii

             NRG Energy, Inc., a Delaware corporation (“NRG”), NRG Power Marketing Inc., a Delaware corporation (“PMI”), NRG Finance Company I LLC, a Delaware limited liability company (“NRG FinCo”), NRGenerating Holdings (No. 23) B.V., a Netherlands private company with limited liability (“NRGenerating”), NRG Capital LLC, a Delaware limited liability company (“NRG Capital”), as debtors and debtors-in-possession (collectively, the “Debtors”), propose the following second amended joint plan of reorganization for the Debtors under section 1121(a) of the Bankruptcy Code. Exhibit A annexed to the Plan is a Term Sheet and Exhibit B annexed to the Plan is a Plan Support Agreement, both of which reflect the terms of a proposed agreement and settlement among Xcel (NRG’s parent company), an ad hoc committee of NRG’s Noteholders, the Global Steering Committee of the holders of the NRG Unsecured Revolver Claims, NRG Letter of Credit Claims or the NRG FinCo Secured Revolver Claims and NRG. The actual settlement and agreement among the parties will be reflected in the Xcel Settlement Agreement and certain related documents, including the Release-Based Amount Agreement and the Separate Bank Release Agreement, as well as certain employee and tax matters agreements between Xcel and NRG, all of which will be contained in the Plan Supplement. In the event and to the extent there is any inconsistency between this Plan and the Xcel Settlement Agreement, the Release-Based Amount Agreement and the Separate Bank Release Agreement, the terms and provisions of the Xcel Settlement Agreement and such related agreements shall be controlling and shall supersede the terms of the Plan.

ARTICLE I.
DEFINITIONS AND CONSTRUCTION OF TERMS

             1.1 Definitions. ALL DEFINITIONS FOR THE PLAN AND DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN PLAN SCHEDULE F ATTACHED HERETO.

             1.2 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified herein, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II.
DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN

        The following securities will be distributed to the holders of Allowed Claims (as set forth herein):

             2.1 New NRG Senior Notes. The New NRG Senior Notes shall (i) be in an initial principal amount of $500,000,000.00; (ii) at the option of Reorganized NRG either (a) accrue interest commencing on the Effective Date payable semiannually in Cash at a rate of 10% per annum, or (b) accrue interest at a rate of 12% per annum payable in kind; provided, however, that any interest paid in kind shall be paid in Cash upon the earlier of the fifth anniversary of the Effective Date or the maturity date of the New NRG Senior Notes; and (iii) mature on the seventh anniversary of the Effective Date. The New NRG Senior Notes will be issued under the New NRG Senior Note Indenture. A form of the New NRG Senior Note Indenture shall be contained in the Plan Supplement.

             2.2 New NRG Common Stock. The New NRG Common Stock shall consist of 100,000,000 voting shares of new common stock of Reorganized NRG with par value of $0.01 per share. The bylaws of Reorganized NRG authorizing the issuance of New NRG Common Stock shall be contained in the Plan Supplement.

             2.3 Xcel Note. The Xcel Note shall (a) be a non-amortizing promissory note issued by NRG to Xcel in an initial principal amount of $10 million, (b) accrue interest at a rate of 3% per annum, and (c) mature two and one-half (2.5) years after the Effective Date. A form of Xcel Note shall be contained in the Plan Supplement.

             2.4 Exit Facility. To provide exit financing and to enable the possible refinance of certain debt, NRG is exploring a variety of financing arrangements in which either NRG and/or a subsidiary or subsidiaries of NRG would issue between $1.3 billion and $3.2 billion in new debt. It is likely that any new debt would be a mix of both “bank” debt and “high yield” debt, would be guaranteed by the Reorganized Debtors (other than NRG) and substantially all of the domestic subsidiaries of NRG, would be secured by stock pledges and a lien or liens on substantially all of the assets of NRG and its subsidiaries, and would contain covenants mandating and restricting certain performance by the Reorganized Debtors usual and customary for facilities of this type and amount.

                The proceeds of any new debt offering(s) would be used to accomplish some or all of the following: (i) retire the Northeast Notes and South Central Notes; (ii) retire the outstanding long-term debt of one or more continuing non-debtor subsidiaries (including, but not limited to the Mid-Atlantic and Kendall projects); (iii) establish a revolving credit and letter of credit facility for NRG (in lieu of a separate exit facility); and/or (iv) monetize the New NRG Senior Notes. In the event that NRG elects to monetize the New NRG Senior Notes, it would distribute to creditors holding Allowed Claims in Class 5 and Class 6, in cash, when received, their Pro Rata share of the $500 million in proceeds associated therewith, in lieu of the New NRG Senior Notes they would have otherwise received. In addition, to the extent NRG does establish a revolving credit or letter of credit, it may enable additional cash to be distributed to creditors holding Allowed Claims in Class 5. The Plan is in no way contingent on the ability of any Debtor to obtain any such refinancing, nor would the failure to obtain any such refinancing have a material adverse impact on the ability of the Debtors to reorganize pursuant to the Plan.

ARTICLE III.
TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL COMPENSATION AND
REIMBURSEMENT CLAIMS, PRIORITY TAX CLAIMS AND CONVENIENCE CLAIMS

             3.1 Administrative Expense Claims. Except as otherwise provided herein, or to the extent that any Entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors (including real and personal property taxes and franchise fees) or liabilities arising under loans or advances to or other obligations incurred by the Debtors shall be paid in full and performed by the Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Administrative Claims.

             3.2 Professional Compensation and Reimbursement Claims; Fee Applications. The holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date, or such other date as may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amounts as are Allowed by the Bankruptcy Court either (a) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon as practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtors. The failure to timely file a Fee Application shall result in the Professional Compensation and Reimbursement Claim being forever barred and discharged.

             3.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, including Post-Petition Interest (if applicable), Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter.

             3.4 Convenience Claims. Holders of General Unsecured Claims excluding Note Claims and Bank Claims against any Debtor that otherwise would be included in Class 5 or Class 6, but with respect to each such Claim, the applicable Claim either (a) is equal to or less than $50,000.00 or (b) is reduced to $50,000.00, in full settlement of such claim, pursuant to an election by such holder made on the Ballot (which election shall include granting the applicable releases described in 9.3D of the Plan) by the applicable voting deadline as specified in the Disclosure Statement, shall be treated in accordance with Section 4.6 herein. For purposes of treatment under Class 2, multiple Claims of a holder against a particular Debtor arising in a series of similar or related transactions between such Debtor and the original holder of such Claims will be treated as a single Claim and no splitting of Claims will be recognized for purposes of distribution.

ARTICLE IV.
CLASSIFICATION AND TREATMENT OF CLAIMS AND
EQUITY INTERESTS AND VOTING RIGHTS

             4.1 Summary. Except to the extent that an Eligible Reallocation Creditor completes a Reallocation Transaction pursuant to Article V hereof, the categories of Claims and Interests listed below classify Allowed Claims and Allowed Interests as applicable for each Debtor for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the Confirmation Order or required by subsection 506(b) or section 1124 of the Bankruptcy Code, (a) Allowed Claims do not include interest or similar finance charges on such claims that accrue after the Petition Date, and (b) any Post-Petition Interest that is payable in respect of a Priority Tax Claim shall be calculated at the applicable Tax Rate. The charts set forth below are only intended as a summary description of the treatment of the described Claims and Interests and the terms of the debt and securities to be issued under the Plan. Sections 4.5 through 4.17 of this Article IV of the Plan control to the extent of any inconsistency between the provisions thereof and the following summary. In addition, Xcel shall be excluded from all Classes of Claims and Interests (other than Class 9) listed below.

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 1	Unsecured Priority Claims	Unimpaired. Each holder of a Class 1 Claim will receive Cash in an amount equal to the Allowed Amount of their Claim.	Not entitled to vote. Deemed to accept.
Class 2	Convenience Claims	Impaired. Each holder of an Allowed Claim in Class 2 will receive Cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4 of the Plan)	Entitled to vote.
Class 3	Secured Claims against Noncontinuing Debtor Subsidiaries	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of a Secured Claim classified in Class 3 (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such Allowed Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 3 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.	Entitled to vote

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 4	Miscellaneous Secured Claims	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of an Allowed Miscellaneous Secured Claim (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an Allowed Miscellaneous Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 4 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.	Entitled to vote
Class 5	NRG Unsecured Claims, including NRG Terminated Guaranty Claims	Impaired. Subject to Section 10.2 hereof with respect to the NRG Letter of Credit Claims, each holder of an Allowed Claim in Class 5 will receive its Pro Rata Share of (a) on the Effective Date, the New NRG Senior Notes[1] (subject to allocations to Class 6), (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan and by New NRG Common Stock allocated to Class 6, and (c) if such holder makes the Release Election on its Ballot, Cash equal to its Pro Rata Share of the Release-Based Amount pursuant to the terms of the Release-Based Amount Agreement, provided that if such holder is bound to the releases set forth in Sections 9.3(d) and (g) hereof by a Final Order, such holder shall receive Cash equal to its Pro Rata share of the Release-Based Amount.	Entitled to vote
Class 6	PMI Unsecured Claims	Impaired. On the Effective Date, each holder of an Allowed Class 6 Claim will receive its Pro Rata Share calculated on the aggregate amount of the Allowed Claims in Class 5 and 6 of New NRG Senior Notes[2] and shares of New NRG Common Stock allocated to Class 6 from Class 5.	Entitled to vote
Class 7	Unsecured Noncontinuing Debtor Subsidiary Claims	Impaired. Each holder of an Allowed Class 7 Claim shall receive no distribution under the Plan on account of such Class 7 Claims.	Not entitled to vote. Deemed to reject.

[1]	In the event that NRG elects to monetize the New Senior Notes as more fully set forth in Section 2.4 such holders would receive Cash.

[2]	In the event that NRG elects to monetize the New Senior Notes as more fully set forth in Section 2.4 such holders would receive Cash.

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 8A	NRG Cancelled Intercompany Claims (set forth in Exhibit L)	Impaired. Each holder of an Allowed Class 8A Claim shall receive no distribution under the Plan on account of such Class 8A Claims.	Not entitled to vote. Deemed to reject.
Class 8B	NRG Reinstated Intercompany Claims (set forth in Exhibit M)	Unimpaired. Each holder of an Allowed Class 8B Claim shall have its Claim reinstated in full on the Effective Date.	Not entitled to vote. Deemed to accept.
Class 9	NRG Old Common Stock	Impaired. No property will be distributed to or retained by the holders of Allowed Equity Interests in Class 9. On the Effective Date, each and every Equity Interest in Class 9 shall be cancelled and discharged and the holders of Class 9 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.	Not entitled to vote. Deemed to reject.
Class 10	PMI Old Common Stock	Unimpaired. NRG shall retain its 100% ownership interest in PMI.	Not entitled to vote. Deemed to accept.
Class 11	Securities Litigation Claims	Impaired. Each and every Claim in Class 11 shall be cancelled and discharged and the holders of Class 11 Claims shall receive no distribution under the Plan on account of such Claims.	Not entitled to vote. Deemed to reject.
Class 12	Noncontinuing Debtor Subsidiary Common Stock	Impaired. Each and every Equity Interest in Class 12 shall be cancelled and discharged and the holders of Class 12 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.	Not entitled to vote. Deemed to reject.

             4.2 Payment of Interest. Allowed Claims shall include amounts owed with respect to the period prior to the Petition Date and applicable interest, fees and other charges accrued and unpaid during such period. Unless otherwise provided herein, there shall not be any distributions on account of interest accrued from and after the Petition Date through the Effective Date (“Post-Petition Interest”).

             4.3 Allowance of Bank Group and Note Claims. All Note Claims, all NRG Letter of Credit Claims, all NRG FinCo Secured Revolver Claims, all NRG Unsecured Revolver Claims, and all recourse claims of any project lender against NRG (including the NRG FinCo Secured Revolver Recourse Claim), excluding in each case Post-Petition Interest, letter of credit fees and other similar post-petition charges not generally allowable under the Bankruptcy Code, shall in full constitute Allowed Claims, in accordance with the terms of the applicable documents that give rise to such Claims, without defense, offset, counterclaim, reduction, subordination or recharacterization. Notwithstanding the foregoing, such Claims can be objected to solely with regard to (i) the proper calculation of the amount of any such Claims in accordance with the relevant documentation for such Claims and (ii) solely in connection therewith, the proper interpretation of all such documents.

             4.4 Timing of Payments and Distributions. Except as otherwise provided in the Plan and to the extent a holder of an Allowed Claim or Equity Interest has otherwise been paid all or a portion of such holder’s Allowed Claim or Equity Interest prior to the Effective Date, each of the distributions specified in this Article IV with respect to each Allowed Claim or Equity Interest shall (i) occur on the later of the date such Allowed Claim or Equity Interest becomes an Allowed Claim or Equity Interest or the date specified in sections 4.5 through 4.17 hereof; or as soon as practicable thereafter and (ii) be in full and complete settlement, satisfaction and discharge of such Allowed Claim or Equity Interest.

             4.5 Class 1 — Unsecured Priority Claims

      (a) Distributions. On the Effective Date, each holder of an Allowed Class 1 Claim will receive Cash in an amount equal to the Allowed Amount of its Claim.

      (b) Impairment and Voting. Class 1 is unimpaired under the Plan. Each holder of an Allowed Class 1 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

             4.6 Class 2 — Convenience Claims.

      (a) Distributions. Each holder of an Allowed Class 2 Claim will receive Cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4).

      (b) Impairment and Voting. Class 2 is impaired under the Plan. Each holder of an Allowed Class 2 Claim against a Debtor is entitled to vote to accept or reject the Plan.

             4.7 Class 3 — Secured Claims against Noncontinuing Debtor Subsidiaries.

      (a) Distributions. At the Debtors’ option, the Debtors shall distribute to each holder of a Secured Claim classified in Class 3 (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such Allowed Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 3 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.

      (b) Impairment and Voting. Class 3 is impaired under the Plan. Each holder of an Allowed Class 3 Claim against a Debtor is entitled to vote to accept or reject the Plan.

             4.8 Class 4 — Miscellaneous Secured Claims.

      (a) Distributions. At the Debtors’ option, the Debtors shall distribute to each holder of an Allowed Miscellaneous Secured Claim (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an Allowed Miscellaneous Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 4 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Section 4.8 of the Plan.

      (b) Impairment and Voting. Class 4 is impaired under the Plan. Each holder of an Allowed Class 4 Claim against a Debtor is entitled to vote to accept or reject the Plan.

             4.9 Class 5 — NRG Unsecured Claims, Including NRG Terminated Guaranty Claims

      (a) Distributions. Subject to Section 10.2 hereof with respect to the NRG Letter of Credit Claims, each holder of an Allowed Claim in Class 5 will receive its Pro Rata Share of (a) on the Effective Date, the New NRG Senior Notes (subject to allocations to Class 6), (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan and by New NRG Common Stock allocated to Class 6, and (c) if such holder makes the Release Election on its Ballot, Cash equal to its Pro Rata Share of the Release-Based Amount pursuant to the terms of the Release-Based Amount Agreement, provided that if such holder is bound to the releases set forth in Sections 9.3(d) and (g) hereof by a Final Order, such holder shall receive Cash equal to its Pro Rata share of the Release-Based Amount.

      (b) Impairment and Voting. Class 5 is impaired under the Plan. Each holder of an Allowed Class 5 Claim is entitled to vote to accept or reject the Plan.

      (c) Allocation. Assuming a creditor elects to receive the Release-Based Amount, and does not elect to take part in the Reallocation Procedures, then approximately 15.2 percent of the estimated recovery would be paid in New NRG Senior Notes, which will be distributed on the Effective Date; approximately 72.8 percent would be paid in New NRG Common Stock, which will be distributed on the Effective Date, and approximately 12.0 percent would be paid in Cash, which would be distributed in accordance with the Release-Based Amount Agreement. Without limiting the generality of the foregoing, each $1,000 of Allowed Claim amounts in Class 5 meeting the above conditions would receive an estimated aggregate distribution of $507.00, distributed as follows: $61.00 in Cash, $77.00 in New NRG Senior Notes and $369.00 in New NRG Common Stock.

      (d) NRG Undetermined Guarantees shall be treated as NRG Rejected Guarantees unless or until such time that the Debtors determine, in their sole discretion to treat the NRG Undetermined Guarantees as NRG Reinstated Guarantees, or until such time as the Debtors and the beneficiary of the NRG Undetermined Guarantees shall agree on some different treatment therefore. If the NRG Undetermined Guarantee has not been converted to an NRG Reinstated Guarantee or otherwise treated in a manner that is mutually agreeable to the parties on or before the Voting Record Date, the holder of such NRG Undetermined Guarantee shall have an Allowed Claim for voting purposes only in the amount of such NRG Undetermined Guarantee, as set forth in Exhibit K. To the extent that Debtors determine, in their sole discretion to treat the NRG Undetermined Guarantee as an NRG Reinstated Guarantee, it shall give written notice of such treatment to the holder of such NRG Undetermined Guarantee not less than 10 days prior to the Voting Record Date. If the Holder of such NRG Undetermined Guarantee does not receive such a notice, it shall file a proof of claim relating to such guarantee in accordance with the rejection procedures approved by the Court in this case.

             4.10 Class 6 — PMI Unsecured Claims.

      (a) Distributions. On the Effective Date, each holder of an Allowed Class 6 Claim will receive its Pro Rata Share calculated on the aggregate amount of the Allowed Claims in Class 5 and 6 of New NRG Senior Notes and shares of New NRG Common Stock allocated to Class 6 from Class 5.

      (b) Impairment and Voting. Class 6 is impaired under the Plan. Each holder of an Allowed Class 6 Claim is entitled to vote to accept or reject the Plan..

      (c) Allocation. Assuming a creditor does not elect to take part in the Reallocation Procedures, then approximately 17.2 percent of the estimated recovery would be paid in New NRG Senior Notes, which will be distributed on the Effective Date and approximately 82.8 percent would be paid in New NRG Common Stock, which will be distributed on the Effective Date. Without limiting the generality of the foregoing, each $1,000 of Allowed Claim amounts in Class 6 meeting the above conditions would receive an estimated aggregate distribution of $446.00, distributed as follows: $77.00 in New NRG Senior Notes and $369.00 in New NRG Common Stock.

             4.11 Class 7 — Unsecured Noncontinuing Debtor Subsidiary Claims.

      (a) Distributions. Each holder of an Allowed Class 7 Claim shall receive no distribution under the Plan on account of such Class 7 Claims.

      (b) Impairment and Voting. Class 7 is impaired under the Plan. Each holder of an Allowed Class 7 Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

             4.12 Class 8A — NRG Cancelled Intercompany Claims.

      (a) Distributions Each holder of an Allowed Class 8A Claim shall receive no distribution under the Plan on account of such Class 8A Claims.

      (b) Impairment and Voting.

             Class 8A is impaired under the Plan. Each holder of an Allowed Class 8A Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

             4.13 Class 8B — NRG Reinstated Intercompany Claims

      (a) Distributions

             Each holder of an Allowed Class 8B Claim shall have its claim reinstated on the Effective Date.

      (b) Impairment and Voting

             Class 8B is unimpaired under the Plan. Each holder of an Allowed Class 8B Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

             4.14 Class 9 — NRG Old Common Stock.

      (a) Distributions. No property will be distributed to or retained by the holders of Allowed Claims in Class 9. On the Effective Date, each and every Interest in Class 9 shall be cancelled and discharged and the holders of such Interests in Class 9 shall receive no distribution under the Plan.

      (b) Impairment and Voting. Class 9 is impaired by the Plan and holders of Class 9 Interests shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

             4.15 Class 10 — PMI Old Common Stock.

      (a) Distributions. NRG shall retain its 100% ownership interest in the Old Common Stock of PMI

      (b) Impairment and Voting. Class 10 is unimpaired under the Plan. Each holder of a Class 10 Equity Interest shall not be entitled to vote on the Plan, and instead, shall be deemed to have accepted the Plan.

             4.16 Class 11 — Securities Litigation Claims.

      (a) Distributions. Each and every Claim in Class 11 shall be cancelled and discharged and the holders of Class 11 Claims shall receive no distribution under the Plan on account of such Claims.

      (b) Impairment and Voting. Class 11 is impaired by the Plan and holders of Class 11 Claims shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

             4.17 Class 12 — Noncontinuing Debtor Subsidiary Common Stock.

      (a) Distributions. Each and every Equity Interest in Class 12 shall be cancelled and discharged and the holders of Class 12 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.

      (b) Impairment and Voting. Class 12 is impaired by the Plan and holders of Class 12 Equity Interests shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

ARTICLE V.
NRG REALLOCATION PROCEDURES

             5.1 Reallocation Procedures. Each Eligible Reallocation Creditor will have the option of electing prior to the Effective Date to be either an Electing Equity Recipient or an Electing Cash and Debt Recipient. Such election may be made irrespective of whether such creditor has voted in favor of the Plan. If a creditor makes neither election, then the reallocation procedures in this Article V will not apply, and such creditor shall be entitled to receive the distributions it is entitled to receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof. Any creditor holding a Disputed Claim in Class 5 or Class 6 as of the Voting Record Date shall be entitled, but not required, to make an election pursuant to Section V hereof; provided that any such creditor who makes an election must have an Allowed Claim on or before the Effective Date to take part in any reallocation pursuant to Section V hereof.

      (a) Electing Equity Recipient Election. By making an election to be an Electing Equity Recipient, an Eligible Reallocation Creditor agrees to contribute to the Reallocation Liquidity Pool some or all of the Cash (other than Cash representing the Separate Bank Settlement Payment) and New NRG Senior Notes comprising the respective Elected Cash Amount and Elected Debt Amount it would otherwise receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof.

      (b) Electing Cash and Debt Recipient Election. By making the opposite election, to be an Electing Cash and Debt Recipient, a Creditor agrees to offer all of its New NRG Common Stock comprising the Elected Equity Amount it would otherwise receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof, at the Standard Rate or at such lower Cash or debt price set forth on the Ballot respectively as specified by the Electing Cash and Debt Recipient in its election at its sole discretion.

      (c) Reallocation Administration. The Debtors will administer the reallocation as follows:

         (i) First, all New NRG Common Stock that would otherwise have been distributed to Electing Cash and Debt Recipients pursuant to the terms of the Plan will first be reallocated so that such Electing Cash and Debt Recipients shall instead receive Cash from the Reallocation Liquidity Pool to the extent such Cash is available, starting with the lowest specified Cash price per share for New NRG Common Stock and moving upward until either all available Cash or all available New NRG Common Stock has been reallocated pursuant to the provisions of this Article V.

         (ii) Second, all New NRG Senior Notes in the Reallocation Liquidity Pool will be reallocated to Electing Cash and Debt Recipients in exchange for any available New NRG Common Stock offered for reallocation pursuant to the provisions of this Article V, starting with the lowest specified price (for consideration in the form of New NRG Senior Notes) until either all remaining New NRG Senior Notes in the Reallocation Liquidity Pool or New NRG Common Stock made available by Electing Cash and Debt Recipients in return for New NRG Senior Notes are exhausted.

         (iii) Once the foregoing reallocations are completed, each Electing Cash and Debt Recipient will be entitled to receive under this Plan (A) Cash for its New NRG Common Shares, at the Cash price it has selected (or at the Standard Rate, if a lower price has not been selected), to the extent taken up in the reallocation in Section 5.1(c)(i) hereof, (B) New NRG Senior Notes at the debt price it has selected (or at the Standard Rate, if a lower price has not been selected), to the extent allocated in Section 5.1(c)(ii) hereof, and (C) its initially allocated New NRG Common Stock, to the extent not so allocated in any reallocation, in addition to the Cash and New NRG Senior Notes it was otherwise entitled to receive under this Plan.

         (iv) The Debtors shall calculate the Pro Rata Share of each Electing Equity Recipient based upon its initial contribution of Cash and New NRG Senior Notes to the Reallocation Liquidity Pool and such Electing Equity Recipient will receive a distribution of such Pro Rata Share of the New NRG Common Stock, and, if applicable, New NRG Senior Notes or Cash remaining in the Reallocation Liquidity Pool following the reallocation and distribution under Section 5.3(c)(iii), in addition to the New NRG Common Stock it was otherwise entitled to receive under this Plan.

         (v) The Debtors shall be authorized to adopt such additional detailed procedures, not inconsistent with the foregoing, to efficiently administer the reallocation, including procedures for avoiding issuance of fractional shares of New NRG Common Stock or New NRG Senior Notes having denominations other than multiples of $1,000.00. If two or more Electing Cash and Debt Recipients shall each have made New NRG Common Stock available at the same price but there is an insufficient amount of Cash or New NRG Senior

Notes available in the Reallocation Liquidity Pool to effect a reallocation for all such equity, the Exchange Agent shall endeavor to reallocate any available Cash or New NRG Senior Notes on a Pro Rata basis among such Electing Cash and Debt Recipients.

ARTICLE VI.
PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF
DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND
EQUITY INTERESTS

             6.1 Voting of Claims and Equity Interests. Each holder of record as of the Voting Record Date of an Allowed Claim in an Impaired Class of Claims entitled to vote as set forth in Article IV hereof shall be entitled to vote separately to accept or reject the Plan with regard to each Impaired Class of Claims as provided for in the Disclosure Statement Order. Subject to Section 4.3 hereof, if the Debtors object to a Claim, the Claim becomes a Disputed Claim. A Disputed Claim is not entitled to vote on the Plan unless the Debtors obtain or the holder of the Disputed Claim obtains an order of the Bankruptcy Court estimating the amount of the Disputed Claim for voting purposes. If the Debtors do not object to a Claim prior to the date on which the Disclosure Statement and the Ballot are transmitted to creditors for voting, the holder of such Claim will be permitted to vote on the Plan in the full amount of the Claim as filed.

             6.2 Procedural Consolidation. The Plan is premised upon the procedural consolidation of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Plan, including for purposes of voting, confirmation and distribution, including for purposes of determining whether the requirements of 1129(a)(8) have been satisfied. As contrasted with procedural consolidation, substantive consolidation may affect the substantive rights and obligations of creditors and debtors, depending upon the nature of the requested consolidation.

             The procedural consolidation contemplated by the Plan shall not affect any substantive rights or obligations of any of the creditors. Procedural consolidation shall save the Debtors certain administrative costs by permitting them to solicit votes on a single Plan instead of separately soliciting votes on Plan acceptance for each of the Debtors. The Debtors believe that an alternative result would confuse creditors and stockholders without adding to their ability to decide whether to accept or reject the Plan. Except as otherwise set forth herein, the Plan does not contemplate the merger or dissolution of any Debtor or the transfer or commingling of any asset of any Debtor.

             6.3 Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 or as to which no vote is cast shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

             6.4 Nonconsensual Confirmation. If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 15.8 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

             6.5 Method of Distributions Under the Plan.

      (a) Disbursing Agent. All distributions under the Plan shall be made by the Debtors as Disbursing Agents or such other Entity designated by the Debtors as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtors.

      (b) Distributions to Holders as of the Distribution Record Date.

         (i) Subject to Bankruptcy Rule 9010 and to Section 10.2 hereof, all distributions under the Plan shall be made (A) to the holder of each Allowed Claim or Equity Interest at the address of such holder as listed on the Debtors’ Bankruptcy Schedules as of the Distribution Record Date, unless the Debtors have been notified in writing of a change of address, including by the filing of a timely proof of Claim by such holder that provides an address for such holder different from the address reflected on the Debtors’ Bankruptcy Schedules, or (B) pursuant to the terms of a particular indenture of the Debtors or in accordance with other written instructions of a trustee under such indenture.

         (ii) As of the close of business on the Distribution Record Date, the Claims register shall be closed and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtors shall have no obligation to recognize any transfer of any Claim. The Debtors shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record holders stated on the claims register as of the close of business on the Distribution Record Date.

      (c) Distributions of Cash. Any payment of Cash made by the Debtors pursuant to the Plan shall, at the Debtors’ option, be made to the appropriate bank administrative agents, trustees for the Notes or other creditors for distribution by check drawn on a domestic bank or wire transfer, and shall first be drawn proportionately from the segregated Cash accounts established pursuant to the terms of this Plan before any other Cash sources are used.

      (d) Timing of Distributions. Except as otherwise set forth in the Plan or the Plan Documents, payments and distributions to holders of Allowed Claims on the Effective Date shall be made pursuant to the timing designated in Sections 4.5 through 4.17, or as soon as practicable thereafter. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

      (e) Allocation of Plan Distributions. All distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

      (f) Minimum Distributions. No payment of Cash less than one hundred U.S. dollars ($100.00) shall be made by the Debtors to any holder of a Claim unless a request therefor is made in writing to the Debtors.

      (g) Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and vested in the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred; provided that distributions to be made to the holders of Claims in Class 5 and Class 6 that are unclaimed for a period of one (1) year after distribution thereof shall be distributed to the holders of Claims in Class 5.

             6.6 Objections to and Resolution of Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, on and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without the approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, (a) all objections to Claims (except for Administrative Expense Claims) shall be served and filed upon the holder of the Claim as to which the objection is made (and, as applicable, upon the Debtors, the Noteholder Group, the Global Steering Committee, and the Committee) as soon as is practicable, but in no event later than the Effective Date, and (b) all objections to Administrative Expense Claims shall be served and filed upon the holder of the Administrative Expense Claim as to which the objection is made (and, as applicable, upon the Debtors or the Reorganized Debtors, as the case may be, the Noteholder Group, the Global Steering Committee, the Committee) as soon as is practicable, but in no event later than ninety (90) days after the Effective Date.

             6.7 Payment of Other Fees. Any reasonable unpaid fees and expenses accrued through the Confirmation Date (except for any unpaid fees and expenses previously disallowed by the Bankruptcy Court) of: (i) any trustees for any Notes or under any note indenture, if any, (acting in their capacities as trustees and, if applicable, acting in their capacities as Disbursing Agents), (ii) the Global Steering Committee and their respective professionals; provided that the Global Steering Committee shall not have more than one set of advisors; (iii) the Noteholders and their respective professionals for the period from the Petition Date until the appointment of counsel to the Committee; (iv) to the extent that the Debtors obtain exit financing, the reasonable attorney’s fees of the agent bank for such financing, shall be paid by the Debtors within ten (10) days after the Effective Date. Any such fees and expenses accruing after the Effective Date shall be payable as provided in the applicable agreement providing for such payment, or, without the need for any additional court order, in the case of any exit financing the bank acting as administrative agent, in its capacity as administrative agent under the Exit Facility, at least quarterly. Upon payment of such fees and expenses, such Persons shall be deemed to have released their Liens securing payment of their fees and expenses for all fees and expenses accrued through the Effective Date.

             6.8 Cancellation of Existing Securities and Agreements. Except as otherwise provided herein, on the Effective Date, the Debtor’s obligations under the promissory notes, bonds, debentures and all other debt instruments evidencing any Claim, including Administrative Expense Claims, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV hereof, or renewed and remain outstanding pursuant to Article IV hereof, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements and indentures governing such Claims, as the case may be, shall be discharged. Except as otherwise provided herein, the Equity Interests shall be cancelled. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments; provided, however, that certain Notes and the indentures applicable thereto shall continue in effect solely for the purposes of (a) allowing the holders of such Notes to receive their distributions hereunder, (b) allowing the Notes trustee to make the distributions, if any, to be made on account of such Notes, and (c) permitting such trustee, if applicable, to assert a charging Lien against any such distributions for payment of the trustee fee under the relevant Note indentures.

             6.9 Impairment Controversies. If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or Class of Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

             6.10 Confirmation Without Acceptance by All Impaired Classes. Classes 7, 8A, 9, 11 and 12 are classes of Claims or Equity Interests that are deemed to have rejected the Plan. Notwithstanding such rejections (or the rejection by one or more other impaired Classes under the Plan), the Debtors intend to seek confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE VII.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

             7.1 Assumption, Assignment or Rejection of Executory Contracts and Unexpired Leases.

      (a) Assumption of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between or among the Debtors and any Person or Governmental Entity shall be deemed assumed by the Debtors as of the Effective Date, except that any executory contract or unexpired lease shall be deemed rejected by the Debtors as of the Effective Date (i) that has been rejected pursuant to a Final Order entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date that results in a Final Order or (iii) that is set forth in Exhibit A to the Plan Supplement; provided, however, that (1) the Debtors reserve the right, on or prior to the conclusion of the confirmation hearing, to amend the Plan Supplement so as to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtors or rejected, as the case may be, as of the Effective Date and (2) notwithstanding anything to the contrary in the Plan or the Confirmation Order, the assumption or rejection of any executory contract or unexpired lease between, inter alia, any Debtor and Xcel, or any affiliate of Xcel, will be governed by the Xcel Settlement Agreement. The Debtors will give notice of any such amendment to each counterparty to any executory contract the status of which is changed as a result of the amendment (i.e., any executory contract which is to be assumed, rejected or assumed and assigned as a result of the amendment). In the event that the counterparty opposes such proposed amendment, the Debtors will make all reasonable efforts to provide such counterparty a reasonable opportunity under the circumstances to object prior to the Confirmation Date and, to the extent that such counterparty had the right to vote on the Plan, or became entitled to vote on the Plan as a result of any amendments to the Plan, to provide such counterparty a reasonable time to cast a Ballot to accept or reject the Plan, or to amend its Ballot. The listing of a document in the Plan Supplement shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

      (b) Assumption and Assignment of Executory Contracts and Unexpired Leases. Pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases specified in Exhibit B to the Plan Supplement shall be deemed assumed and assigned by the Debtors on the Effective Date to those entities as set forth in such schedules. The Debtors reserve the right, on or prior to the conclusion of the Confirmation Hearing, to amend the Plan Supplement so as to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be treated as set forth on such schedules as of the Effective Date. Each executory contract and unexpired lease to be assumed or assumed and assigned by the Debtors shall include modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed in the Plan Supplement.

             7.2 Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed in the Plan Supplement shall include (i) modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed in the Plan Supplement, and (ii) executory contracts or unexpired leases appurtenant to the premises listed in the Plan Supplement, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements or vault, tunnel or bridge agreements, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed or assumed and assigned by the Debtors.

             7.3 Approval of Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 7.1(a) of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases of non-residential property specified in Section 7.1(a) hereof through the date of entry of the Confirmation Order, (c) approval, pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, of the assignment of the executory contracts and unexpired leases assigned pursuant to Section 7.1(b) and Article VII hereof, and (d) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 7.1(a) hereof.

             7.4 Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed, or assumed and assigned, by the Debtors pursuant to Sections 7.1(a) and (b) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.

             7.5 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 7.1 hereof must be properly filed in the Chapter 11 Case and served upon the Debtors no later than 30 days after the Confirmation Date. All such Claims not filed within such time shall be forever barred from assertion against the Debtors, its Estates and its property.

             7.6 Retiree Benefits. Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits.

ARTICLE VIII.
IMPLEMENTATION OF THE PLAN

             8.1 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. Except as otherwise provided herein, after the Effective Date, each of the respective Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates of incorporation, articles of formation, or by-laws in effect prior to the Effective Date, except to the extent that such certificates of incorporation, articles of formation, or by-laws are amended under this Plan. In the event Class 6 rejects the Plan, PMI may be withdrawn from the Plan pursuant to Section 8.10, and may not be reorganized but rather could be liquidated. On and after the Effective Date, each of the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each of the Reorganized Debtors may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

             8.2 Corporate Governance, Directors, Officers, and Corporate Action.

      (a) Certificates of Incorporation and By-Laws. Effective on the Effective Date, each Reorganized Debtor’s certificate of incorporation shall be amended to be an Amended and Restated Certificate of Incorporation, and the existing certificates of incorporation shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The Amended and Restated Certificate of Incorporation shall, among other things, authorize the issuance of the New NRG Common Stock, where applicable, in amounts not less than the amounts necessary to permit the distributions required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and by-laws as permitted by applicable law.

      (b) Directors and Officers of Reorganized NRG. Subject to any requirement of the Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the officers of Reorganized NRG shall be identified to the Court prior to the Confirmation Hearing. On the Effective Date, the operation of the business of the Reorganized Debtors shall become the general responsibility of their respective boards of directors subject to, and in accordance with, their respective certificates of incorporation or other such organizational documents. The board of directors for Reorganized NRG shall consist of the post-reorganization CEO and ten (10) individuals, of which, six (6) directors shall be designated by the members of the Noteholder Group serving on the Committee and four (4) directors shall be designated by the members of the Bank Group. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order but shall not take office and shall not be deemed to be elected or appointed until the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

      (c) Corporate Action. On the Effective Date, the adoption of the Amended and Restated Certificates of Incorporation, the amended and restated by-laws, and any necessary certificates of designation or similar constituent documents, the selection of members of the board of directors and officers for Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the applicable provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect pursuant to applicable state law without any requirement of further action by the holders of the Equity Interests in the Debtors, where applicable, or members of the boards of directors of the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

      (d) Compensation and Benefit Programs.

         (i) Subject to the Term Sheet and an Employee Matters Agreement to be included in the Plan Supplement and except or to the extent previously assumed or rejected by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors as amended or modified, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except executory contracts or plans as have previously been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors may pay all retiree benefits as described in section 1114 of the Bankruptcy Code.

         (ii) On the Effective Date, Reorganized NRG will adopt employment arrangements for its officers and executive employees, the general terms of which shall be set forth in the Plan Supplement. On the Effective Date, management and designated employees of reorganized NRG and the other Reorganized Debtors shall receive the benefits provided under such arrangements on the terms and conditions provided therein. At this time the terms and conditions of the Management Incentive Plan have not been determined. The adoption and implementation of any Management Incentive Plan will be subject to the review and approval of the Board of Directors of the Reorganized Debtors.

             8.3 Effectuating Documents and Further Transactions. Each of the Debtors or the Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, including the Plan Documents, and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

             8.4 NRG Guaranty Obligations. On the Effective Date, the NRG Reinstated Guaranty Obligations shall be reinstated on the same terms and conditions, without impairment or modification. Obligations of NRG pursuant to NRG Rejected Guaranty Obligations shall constitute NRG Unsecured Claims classified in Class 5 of this Plan.

             8.5 HSR Compliance. Any shares of New NRG Common Stock or XEL Stock distributed under the Plan to any entity required to file a premerger notification and report form under the HSR, shall not be distributed until the notification and waiting periods applicable under HSR to such entity have expired or been terminated. Any filing fees associated with any such New NRG Common Stock filing shall be paid by the Reorganized Debtors.

             8.6 Vesting of Assets. On the Effective Date, the respective assets and Estates of the Debtors shall vest in the respective Reorganized Debtors free and clear of all Claims, Liens and Interests, except as provided herein. As of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

             8.7 Liquidation of XEL Stock. In the event that Xcel exercises any option pursuant to the Xcel Settlement Agreement to make any of the Xcel Contribution in XEL Stock, Debtors may liquidate or cause the liquidation of the entire amount of XEL Stock making up any such portion of the Xcel Contribution and distribute the Xcel Shares Liquidation Proceeds to holders of Allowed Claims in Class 5.

             8.8 Liquidation of NRG FinCo.

      (a) Liquidation. All of the NRG FinCo Assets and NRG Capital Assets will be sold and the proceeds thereof paid to the holders of NRG FinCo Secured Revolver Secured Claims. All Claims against the NRG FinCo Secured Revolver Other Collateral shall be treated in accordance with Section IX. I of the Term Sheet.

      (b) Holders of NRG FinCo Secured Revolver Recourse Claim shall be entitled to an Allowed Class 5 Claim against NRG in the amount of such NRG FinCo Secured Revolver Recourse Claim in accordance with Section V.A. of the Term Sheet, pursuant to Section 4.9 of the Plan.

      (c) Holders of NRG FinCo Secured Revolver Deficiency Claims shall be entitled to an Allowed Class 7 Claim in accordance with Section 4.11 herein.

      (d) NRG FinCo will be merged out of existence.

             8.9 Substantive Consolidation of NRG and PMI and Additional Liquidations.

      (a) The Debtors reserve the right, subject to the approval by the Bankruptcy Court, to substantively consolidate PMI and NRG for Plan purposes of (i) voting, (ii) determining which Claims and Interests will be entitled to vote to accept or reject the Plan, (iii) confirmation of the Plan, and (iv) the resultant discharge of and cancellation of Claims and Interests and distributions, interests and other property under the terms of Article IV of the Plan. Substantive consolidation under the Plan will not result in the merger of or the transfer or commingling of any assets of any of the Debtors, and all assets (whether tangible or intangible) will continue to be owned by the respective Debtors, as the case may be.

      (b) If PMI and NRG are substantively consolidated, holders of Allowed Claims in Class 6 will be treated as though they were holders of Allowed Claims in Class 5, and on the Effective Date and for purposes set forth in subsection (a) hereof, (i) all assets and liabilities of PMI will be treated as though they were merged into and with the assets and liabilities of NRG; and (ii) except as otherwise provided in the Plan, no distributions will be made under the Plan on account of intercompany claims between NRG and PMI. Such substantive consolidation of PMI with NRG will not (other than for purposes of the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) intercompany claims, (iii) subsidiary interests or (iv) various pre- and post-Petition Date guaranty obligations by NRG that are required to be maintained in connection with executory contracts or unexpired leases that have been or will be assumed pursuant to the Plan.

      (c) It may be necessary for the Debtors to liquidate all of the assets of PMI as more fully set forth in the Disclosure Statement.

      (d) In addition, the assets of NRGenerating and NRG Capital may also be liquidated and the proceeds thereof distributed accordingly.

             8.10 Severability. At any time prior to the Confirmation Date, the Debtors reserve the right to remove PMI from the Plan and proceed with confirmation of the Plan as amended.

             8.11 Additional Entities. The Debtors may, subject to the approval of the Committee and the Global Steering Committee, modify the restructuring transactions set forth in this Article VIII in such a manner as they may deem necessary and appropriate in order to effect the internal restructuring set forth in the Plan, including (a) forming additional special purpose affiliates or subsidiaries of the Reorganized Debtors (b) transferring certain assets of the Debtors to the entities formed pursuant to this Section 8.11, and (c) structuring the restructuring transactions as a G-Reorganization.

ARTICLE IX.
THE XCEL SETTLEMENT AND RELEASES

             9.1 Implementation of Xcel Settlement. The Confirmation Order shall approve and authorize the consummation and implementation of the Xcel Settlement, and all of the transactions, agreements and documents contemplated by the Xcel Settlement.

             9.2 Injunctions. As required by and pursuant to the Xcel Settlement Agreement, the Confirmation Order shall:

             (A) (I) CONTAIN A FINDING THAT ALL NRG RELEASED CAUSES OF ACTION (INCLUDING ALL VEIL PIERCING, ALTER EGO AND SIMILAR CLAIMS AND SUPPORT AGREEMENT CLAIMS) ARE THE EXCLUSIVE PROPERTY OF THE DEBTORS OR THE NON-PLAN DEBTORS AS THE CASE MAY BE PURSUANT TO SECTION 541 OF THE BANKRUPTCY CODE; (II) CONTAIN A RULING THAT ALL NRG RELEASED CAUSES OF ACTION AND THE SEPARATE BANK CLAIMS AGAINST THE RELEASED PARTIES ARE FULLY SETTLED AND RELEASED UNDER THE PLAN PURSUANT TO BANKRUPTCY RULE 9019 (BUT ONLY TO THE EXTENT THAT SUCH BANKRUPTCY RULE 9019 APPLIES TO THE NRG RELEASED CAUSES OF ACTION AND NOT TO THE SEPARATE BANK CLAIMS); (III) CONTAIN A RULING THAT THE SEPARATE BANK SETTLEMENT PAYMENT IS NOT PROPERTY OF NRG’S CHAPTER 11 ESTATE; AND (IV) PERMANENTLY ENJOIN ANY CREDITOR OF OR A HOLDER OF A CLAIM AGAINST ANY OF THE DEBTORS OR THE NON-PLAN DEBTORS FROM PURSUING ANY NRG RELEASED CAUSES OF ACTION OR SEPARATE BANK CLAIMS AGAINST ANY OF THE RELEASED PARTIES; AND

             (B) PERMANENTLY ENJOIN ANY PERSON OR ENTITY THAT HOLDS, HAS HELD OR MAY HOLD A CLAIM OR CAUSE OF ACTION RELEASED UNDER THE PLAN FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY NRG RELEASED CAUSES OF ACTION OR THE SEPARATE BANK CLAIMS: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER; (III) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY OF THE RELEASED PARTIES; AND (V) COMMENCING OR CONTINUING ANY ACTION IN ANY MANNER, IN ANY PLACE, THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

             9.3 Releases. As part of this Plan and the related documents, including the Xcel Settlement Agreement, the following releases are hereby granted pursuant to this Plan and the Confirmation Order:

             A. RELEASES BY DEBTORS AND ESTATES.

             AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE DEBTORS, IN ITS INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION, FOR AND ON BEHALF OF THE ESTATES AND ANY ENTITY THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH AND IN THEIR CAPACITY AS COUNTERPARTIES TO ANY DERIVATIVE OR SWAP AGREEMENT TERMINATED PRIOR TO THE DATE OF THIS PLAN.

             B. RELEASES BY NON-PLAN DEBTORS AND THEIR ESTATES.

             AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NON-PLAN DEBTORS, IN ITS INDIVIDUAL CAPACITY AND AS DEBTOR IN POSSESSION, FOR AND ON BEHALF OF ITS BANKRUPTCY ESTATE AND ANY ENTITIES THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, PURSUANT TO A SEPARATE MOTION OF SUCH DEBTOR IN CONNECTION WITH CONFIRMATION OF THIS PLAN, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

             C. RELEASES BY THE NON-DEBTOR NRG SUBSIDIARIES.

             AS OF THE EFFECTIVE DATE, PURSUANT TO THE XCEL SETTLEMENT AGREEMENT FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NRG SUBSIDIARIES THAT IS NOT A DEBTOR OR NON-PLAN DEBTOR SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

             D. OTHER RELEASES.

             EACH HOLDER OF A CLAIM (WHETHER OR NOT ALLOWED) AGAINST, OR EQUITY INTEREST IN, THE DEBTORS OR THE NON-PLAN DEBTORS (INCLUDING A CLAIM ARISING AFTER THE PETITION DATE THROUGH THE EFFECTIVE DATE OF THE PLAN), AND EACH ENTITY PARTICIPATING IN EXCHANGES AND DISTRIBUTIONS UNDER OR PURSUANT TO THE PLAN, AND EACH ENTITY AFFIRMATIVELY MAKING THE RELEASE ELECTION, FOR ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, TRANSFEREES, CURRENT AND FORMER OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, IN EACH CASE IN THEIR CAPACITY AS SUCH, SHALL BE DEEMED TO HAVE RELEASED ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AND SEPARATE BANK CLAIMS AGAINST THE RELEASED PARTIES.

             E. SEPARATE BANK CLAIMS.

             NOTWITHSTANDING ANYTHING IN THE PLAN OR THE CONFIRMATION ORDER TO THE CONTRARY, THE RELEASE AND INJUNCTION OF THE SEPARATE BANK CLAIMS IS CONDITIONED ON THE PAYMENT OF THE SEPARATE BANK SETTLEMENT PAYMENT SUCH THAT IF THE SEPARATE BANK SETTLEMENT PAYMENT IS NOT MADE IN ACCORDANCE WITH THE TERMS OF THE SEPARATE BANK RELEASE AGREEMENT, THE SEPARATE BANK CLAIMS SHALL NOT BE RELEASED, DISCHARGED, ENJOINED OR OTHERWISE IMPAIRED IN ANY WAY BY THE PLAN, THE CONFIRMATION ORDER OR ANY OTHER ORDER IN THE CHAPTER 11 CASE.

             F. EACH HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, DIRECT OR INDIRECT SHAREHOLDERS, EMPLOYEES, DIRECTORS, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, ANY AND ALL CAUSES OF ACTION AGAINST THE DEBTORS, THE COMMITTEE, THE BANK GROUP, THE GLOBAL

STEERING COMMITTEE, THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP ACTING IN A CAPACITY AS ADMINISTRATIVE AGENT, XCEL, OR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS OR AGENTS ACTING IN SUCH CAPACITY, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR THEIR FAILURE TO PERFORM THEIR OBLIGATIONS PURSUANT TO THE PLAN.

             G. THE RELEASES SET FORTH IN THIS SECTION 9.3 SHALL BE BINDING UPON ALL TRANSFEREES OF THE RELEASING PARTY. IN ADDITION, EACH PARTY TO WHICH THIS SECTION 9.3 APPLIES SHALL BE DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN THIS SECTION 9.3 NOTWITHSTANDING THAT IT MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH IT NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND SUCH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE, INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH WOULD LIMIT THE EFFECT OF SUCH RELEASES TO THOSE CLAIMS OR CAUSES OF ACTION ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF THE RELEASE. SECTION 1542 OF THE CALIFORNIA CIVIL CODE GENERALLY PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THE RELEASE CONTAINED IN SECTION 9.3D HEREOF SHALL BE CONSTRUED TO BE A RELEASE OF ANY CLAIMS OR CAUSES OF ACTION THAT A HOLDER OF A CLAIM OR INTEREST MAY HAVE AGAINST ANY RELEASED PARTY AND THAT IS UNRELATED TO AND DOES NOT INVOLVE IN ANY MANNER WHATSOEVER NRG, ANY OF THE NRG ENTITIES OR ANY TRANSACTION OR CIRCUMSTANCE INVOLVING NRG OR ANY OF THE NRG ENTITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN SECTION 9.3D HEREOF, THE RELEASES THEREIN SHALL NOT ACT TO RELEASE ANY RELEASED PARTY FROM A WRITTEN AND ENFORCEABLE GUARANTEE OF THE TYPE AND NATURE OF THE XCEL GUARANTEES BETWEEN SUCH RELEASED PARTY AND SUCH HOLDER.

ARTICLE X.
DISPUTED CLAIMS RESERVE

             10.1 Funding of the Disputed Claims Reserve. On the Effective Date, the appropriate number of Reserved Shares, amount of Reserved Notes and amount of Reserved Cash will be placed in the applicable Disputed Claims Reserve by Reorganized NRG for the benefit of holders of Disputed Claims in Class 5 or Class 6 that subsequently become Allowed Claims.

             10.2 ANZ Letter of Credit Reserve. On the Effective Date, a Pro Rata Share of the Class 5 distributions allocable to the full face amount of NRG Letter of Credit Claims, in respect of which the underlying Letter of Credit has not been drawn as of the Effective Date, shall be placed into the ANZ Letter of Credit Reserve. In the event that an underlying Letter of Credit (or a renewal or extension thereof) is drawn on or after the Effective Date, then, within the earlier of five (5) Business Days of Reorganized NRG being notified of such drawing or, with respect to Cash only, and the payment of the Release-Based Amount, an amount equal to the Pro Rata Share of the Class 5 distributions allocable to the drawn amount of such Letter of Credit shall be distributed from the ANZ Letter of Credit Reserve to the then current holders of such NRG Letter of Credit Claims in accordance with the procedures for distribution contained herein. In the event that an underlying Letter of Credit expires partially or fully undrawn and the holders of the relevant NRG Letter of Credit Claims no longer have any liability with respect to the expired undrawn portion of such Letter of Credit (or a renewal or extension thereof), then the holders of the relevant NRG Letter of Credit Claims shall no longer be entitled to a distribution with respect to the expired undrawn portion of such Claim and the Pro Rata Share (including any interest and dividends) of the Class 5 distributions allocable to the undrawn portion of the expired Letter of Credit shall be released from the ANZ Letter of Credit Reserve and shall be distributed in accordance with Section 4.9 hereof to the holders of Claims in Class 5, including the holders of NRG Letter of Credit Claims both drawn (as a distribution) and undrawn but not expired (as a reserve). Nothing contained in this Plan shall affect the subrogation rights (if any) of the financial institutions party to the NRG Letter of Credit Facility arising under any of the letters of credit issued under the NRG Letter of Credit Facility without prejudice to any of the Debtor’s rights pursuant to section 502(e)(1) of the Bankruptcy Code.

             10.3 Property Held in Disputed Claims Reserve; Dividends and Distributions. Cash dividends and other distributions on account of Reserved Shares to be held in a Disputed Claims Reserve will be transferred to the respective Disputed Claims Reserve concurrently with the transfer of such dividends and other distributions to other holders of New NRG Common Stock. Cash held in a Disputed Claims Reserve as a result of such dividends and other distributions (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of the respective Class 5 or Class 6 Claims; (ii) will be accounted for separately; and (iii) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest the Cash held in the Disputed Claims Reserve in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines. From and after the Effective Date, the Cash portion of the Disputed Claims Reserve will earn interest at the same rate as if such Cash had been invested in either (A) money market funds consisting primarily of short-term U.S. Treasury securities or (B) obligations of, or guaranteed by, the United States of America or any agency thereof, at the option of the Debtors, and the New NRG Senior Notes will earn interest at their respective coupon rates, in either case, until the Disputed Claim becomes an Allowed Claim. The Disbursing Agent also will place in the Disputed Claims Reserve the Cash investment yield from such investment of Cash, and distributions on account of each Allowed Claim in Class 5 or Class 6 will include a Pro Rata Share of the Cash investment yield from such investment of Cash.

             10.4 Disputed Claim Recovery Limitation

             In the event that amounts in the Disputed Claims Reserve are insufficient to satisfy Disputed Claims that have become Allowed, the holders of such Allowed Claims may have recourse to the relevant Reorganized Debtor to satisfy such Allowed Claims provided that such recourse is limited such that no holder may recover a greater recovery on its Allowed Claim than it would have recovered if it had recovered its distribution from the Disputed Claims Reserve.

ARTICLE XI.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

             11.1 Prosecution of Objections to Claims.

      (a) Objections to Claims. Subject to Section 4.3 herein, but in no event later than the Claims Objection Deadline, all objections to Claims must be filed and served on the holders of such Claims, and, if filed prior to the Effective Date, such objections will be served on the then-applicable service list in the Chapter 11 Case. If an objection has not been filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Deadline. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim.

      (b) Authority to Prosecute Objections. After the Effective Date, only the Reorganized Debtors or their successors will have the authority to settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures previously or hereafter approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors or their successors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

             11.2 Treatment of Disputed Claims. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim provided that if only a portion of a Claim is a Disputed Claim, distribution shall be made in respect of the portion of such

Claim which is not a Disputed Claim. In lieu of distributions under the Plan to holders of Disputed Claims in Class 5 and Class 6 if allowed, the applicable Disputed Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 5 and Class 6. Reorganized NRG will fund each Disputed Claims Reserve with Reserved Cash, Reserved Shares and Reserved Notes as if such Disputed Claims were an Allowed Claim in the Face Amount unless the Claim has been estimated pursuant to Section 11.3.

             11.3 Estimation of Claims. Subject to Section 4.3 herein, the Debtors or the Reorganized Debtors may, at any time and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Reorganized Debtors, or the Committee (as applicable) previously objected to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors, the Reorganized Debtors, or the Committee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

             11.4 Distributions on Account of Disputed Claims Once Allowed. On each quarterly distribution date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

             11.5 Tax Requirements for Income Generated by Disputed Claims Reserve. The recovery of holders of Allowed Claims in a division of Class 5 or Class 6 consists of the treatment set forth herein and the post-Effective Date interest on the Cash portion of distributions in respect of such Claims, if any, at a rate determined by the Cash investment yield. Therefore, the Reorganized Debtors and the holders of an Allowed Claims in Class 5 or Class 6 will treat Cash distributions of the Cash investment yield as interest for all income tax purposes, and the applicable Reorganized Debtor will cause such information returns to be issued to such holders consistent with this treatment as may be required by any Governmental Entity. The applicable Reorganized Debtor will include in its tax returns all items of income, deduction and credit of the particular Disputed Claims Reserve; provided, however, that no distribution will be made to the applicable Reorganized Debtor out of the Disputed Claims Reserves a result of this inclusion. The applicable Disbursing Agent will pay, or cause to be paid, out of the funds held in the applicable Disputed Claims Reserve, any tax imposed on the Disputed Claims Reserve by any governmental unit with respect to income generated by the funds and New NRG Common Stock held in the Disputed Claims Reserve. The applicable Disbursing Agent will file or cause to be filed any tax or information return related to the applicable Disputed Claims Reserve that is required by any Governmental Entity.

ARTICLE XII.
CONFIRMATION AND EFFECTIVENESS OF THE PLAN

             12.1 Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 12.4 hereof:

      (a) the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtors to execute, enter into and deliver the Plan, and to execute and implement the Plan Documents;

      (b) the Confirmation Order includes a finding of fact that the Debtors, the Reorganized Debtors, Xcel, the Committee, the Global Steering Committee, the Noteholder Group and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Bankruptcy Code and are, therefore, not liable for the violation of any applicable law, rule, or regulation governing such actions;

      (c) the Confirmation Order shall be consistent with the Plan the Xcel Settlement Agreement and the Separate Bank Release Agreement, and shall be in form and substance, acceptable to the Debtors, Xcel, the Global Steering Committee and the Committee;

      (d) the Confirmation Order shall, among other things, approve in all respects the Xcel Settlement Agreement (which shall have been executed by the parties thereto) and the compromises and transactions contemplated thereby and contain findings and conclusions in support of the components thereof that are satisfactory to Xcel;

      (e) the Xcel Settlement Agreement has been executed by Xcel and NRG;

      (f) neither the Plan nor any documents comprising the Plan Supplement shall have been amended, altered or modified in any way from the Plan as attached to the Disclosure Statement, and the Plan Supplement filed on          unless such amendment, alteration or modification has been consented to in accordance with Section 15.8;

      (g) all Exhibits to the Plan and all documents comprising the Plan Supplement are in form and substance satisfactory to (i) the Debtors; (ii) the Committee; (iii) Xcel; and (iv) the Global Steering Committee; and

      (h) all necessary regulatory approvals of the Plan have been obtained.

             12.2 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 12.4 hereof:

      (a) the Effective Date shall have occurred on or before December 15, 2003;

      (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

      (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

      (d) the Confirmation Order shall have been entered, the Confirmation Date shall have occurred, and the Confirmation Order shall be in full force and effect and shall not have been stayed or modified;

      (e) the Separate Bank Release Agreement has been executed by Xcel and each member of the Separate Bank Settlement Group;

      (f) all conditions to Xcel’s obligations under the Xcel Settlement Agreement shall have been satisfied or waived pursuant to the terms thereof, the effective date under the Xcel Settlement Agreement shall have occurred and the Xcel Settlement Agreement, and all agreements and documents referenced in the Xcel Settlement Agreement or to be executed in connection therewith, shall be in full force and effect;

      (g) all Plan Documents and any amendments thereto shall be in a form and substance satisfactory to (i) the Debtor; (ii) the Committee; (iii) the Global Steering Committee and (iv) Xcel;

      (h) the Plan shall not have been amended, altered or modified from the Plan as approved by the Confirmation Order, unless such amendment, alteration or modification has been consented to in accordance with Section 15.7, and;

      (i) the Global Steering Committee and the Committee shall be satisfied with the identity, composition and employment terms of the NRG senior management team, provided however if such identity, composition and employment terms have been determined in connection with Section IX C of the Term Sheet this provision shall be deemed satisfied.

             12.3 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 12.2 hereof shall not have occurred or been waived pursuant to Section 12.4 on or before December 15, 2003, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or Governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or Governmental Entity in any further proceedings involving the Debtors; provided, however, that the amounts paid pursuant to Section 4.2 hereof on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the Debtors, but the Debtors will not otherwise seek to recover such amounts.

             12.4 Waiver of Conditions. Conditions to confirmation and effectiveness of the Plan may be waived only by the Debtors, with the written consent of (i) the Committee, (ii) the Global Steering Committee and (iii) Xcel.

ARTICLE XIII.
EFFECT OF CONFIRMATION OF PLAN

             13.1 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date shall remain in full force and effect in accordance with the terms of such injunctions. Unless otherwise provided, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

             13.2 Claims Extinguished. As of the Effective Date, any and all avoidance claims accruing to the Debtors under sections 502(d), 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and not then pending, shall be extinguished.

             13.3 Discharge of Debtors. Except as otherwise provided herein, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of its assets or properties. Except as otherwise provided herein, (i) as of the Confirmation Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all Persons and Governmental Entities shall be precluded from asserting against the Debtors, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

             13.4 Injunction. In addition to and except as otherwise expressly provided herein, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtors, are permanently enjoined, on and after the Confirmation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest; (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; (iii) creating, perfecting or enforcing any Lien of any kind against the Reorganized Debtors, or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtors, or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including all entities who have held, hold or may hold Claims against or Equity Interests in the Debtors, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtors, or their respective subsidiaries or affiliates, their respective properties and interests in property. Except as provided by Article IX, this Section 13.4 shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtors, and their respective subsidiaries or affiliates. Notwithstanding anything to the contrary herein, nothing in the Plan shall be deemed to impair any Claims or other rights against Nondebtor Subsidiaries.

ARTICLE XIV.
RETENTION OF JURISDICTION

             The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

      (a) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

      (b) to hear and determine any and all adversary proceedings, applications and contested matters;

      (c) to hear and determine any objection to Administrative Expense Claims or Claims;

      (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

      (e) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

      (f) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

      (g) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

      (h) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Xcel Settlement, any other Plan Documents or Confirmation Order;

      (i) to hear and determine proceedings to recover assets of the Debtors and property of the Debtors’ Estate, wherever located;

      (j) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      (k) to hear and determine matters concerning the Disputed Claims Reserve, if any, established pursuant to the terms of the Plan;

      (l) to hear any other matter not inconsistent with the Bankruptcy Code; and

      (m) to enter a final decree closing the Chapter 11 Case.

ARTICLE XV.
MISCELLANEOUS PROVISIONS

             15.1 Effectuating Documents and Further Transactions. The Debtors (or the Reorganized Debtors after the Effective Date), Xcel and their respective subsidiaries and affiliates are each authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, including the Plan Documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

             15.2 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or the issuance of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate, transfer, mortgage recording, use or other similar tax.

             15.3 Exculpation and Limitation of Liability. None of the Debtors, the Bank Group, the Committee, the Global Steering Committee, the Noteholder Group, any member of the Bank Group acting in a capacity as administrative agent, Xcel, or any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, directors, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing herein shall exculpate from any obligation of any Debtor to indemnify its current and former directors or officers under its organizational documents, by-laws, employee indemnification policies, state law, or any other agreement.

             15.4 INJUNCTION RELATED TO RELEASES AND EXCULPATION. EXCEPT AS OTHERWISE SET FORTH IN THE PLAN, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SUBJECT TO EXCULPATION PURSUANT TO THE TERMS OF THIS PLAN.

             15.5 Fees and Expenses. From and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of the Plan.

             15.6 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

             15.7 Amendment or Modification of the Plan. The Debtors may alter, amend or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the written consent of the Committee, the Global Steering Committee and Xcel. The Debtors may alter, amend or modify any Exhibits to the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the written consent of the Committee, the Global Steering Committee and Xcel. After the Confirmation Date, and prior to substantial consummation of the Plan with respect to any Debtor as defined in section 1102 of the Bankruptcy Code, any Debtor may, with the written consent of the Committee, the Global Steering Committee and Xcel, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

             15.8 Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other Person or Governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or Governmental Entity in any further proceedings involving the Debtors.

             15.9 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors and their respective subsidiaries and affiliates, the holders of Claims and Equity Interests, other parties in interest, and their respective successors and assigns.

             15.10 Notices. All notices, requests and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors:

NRG Energy, Inc.
901 Marquette Avenue
Suite 2300
Minneapolis, Minnesota 55402
Attn: Scott J. Davido, Esq.
Telephone: (612) 373-5300
Facsimile: (612) 373-5392

with a copy to:

Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Attn: Matthew A. Cantor, Esq.
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

If to the Committee:

Bingham McCutchen LLP
One State Street
Hartford, Connecticut 06103-3178
Attn: Evan D. Flaschen, Esq.
Telephone: (860) 240-2700
Facsimile: (860) 240-2800

If to the Global Steering Committee:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Peter V. Pantaleo, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

If to Xcel:

Michael C. Connelly, Esq.
Xcel Energy Inc.
800 Nicolett Mall
30th Floor
Minneapolis, Minnesota 55402
Telephone: (612) 215-5500
Facsimile: (612) 573-9025

Brad B. Erens, Esq.
Jones Day
77 West Wacker
Chicago, Illinois 60601-1692
Telephone: (312) 269-4050
Facsimile: (312) 782-8585

Brian E. Greer, Esq.
Jones Day
222 East 41st Street
New York, New York 10017-6702
Telephone: (212) 326-8322
Facsimile: (212) 755-7306

If to the United States Trustee:

The Office of the United States Trustee
333 Whitehall Street
New York, New York 10004
Attn: Pamela J. Lustrin, Esq.
Telephone: (212) 510-0500
Facsimile: (212) 668-2255

             15.11 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

             15.12 Withholding and Reporting Requirements. Except as otherwise provided by the Plan, in connection with the consummation of the Plan, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

             15.13 Exhibits/Schedules. All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

             15.14 Plan Supplement. The Plan Supplement, which shall include certain exhibits, lists, schedules, supplements, or other documents to be executed in connection with the Plan (as shall be agreed to or amended by NRG, the Global Steering Committee, the Noteholder Group, the Committee and Xcel), shall be filed with the Bankruptcy Court not later than ten (10) days before the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk or such Clerk’s designee during normal business hours. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

             15.15 Subrogation Rights. Nothing in the Plan shall affect (i) the subrogation rights of any surety, to the extent applicable or available, which, if available or applicable, shall remain in full force and effect or (ii) the rights of the Debtors to object, pursuant to the Bankruptcy Code, to the existence of such subrogation rights.

DATED: September , 2003	Respectfully submitted,

NRG ENERGY, INC., on its own behalf and on behalf of each of the Debtors and Debtors in Possession

By:

	Name: Title:	Scott J. Davido Senior Vice President and General Counsel

KIRKLAND & ELLIS LLP Proposed Reorganization Counsel to the Debtors and Debtors in Possession

Citigroup Center 153 East 53rd Street New York, New York 10022-4675 Telephone: (212) 446-4800 Facsimile: (212) 446-4900

EXHIBIT A

Term Sheet

EXHIBIT B

Plan Support Agreement

EXHIBIT C

[INSERT SCHEDULE OF NRG PUBLIC NOTES]

EXHIBIT D

[INSERT SEPARATE BANK RELEASE AGREEMENT]

EXHIBIT E

SCHEDULE OF NRG FINCO ASSETS

EXHIBIT F

Schedule of Definitions

EXHIBIT G

[Intentionally Omitted]

EXHIBIT H

Schedule of Reinstated Guaranty Obligations

EXHIBIT I

[Xcel Settlement Agreement]

EXHIBIT J

[Schedule of Global Bank Steering Committee]

EXHIBIT K

Schedule of NRG Undetermined Guaranty Obligations

EXHIBIT L

Schedule of Cancelled Intercompany Claims

EXHIBIT M

Schedule of Reinstated Intercompany Claims

EXHIBIT N

Release-Based Amount Agreement